Exhibit 99.1

NEWS RELEASE

CORRECTIONAL PROPERTIES TRUST REPORTS
FINANCING RESOLUTION ADOPTED BY STATE OF NORTH CAROLINA

Palm Beach Gardens, Fla. – July 7, 2004 — Correctional Properties Trust (NYSE: CPV), a real estate investment trust (REIT), has announced that at a meeting held on July 6, 2004, elected officials of the State of North Carolina (the “State”) approved a resolution providing preliminary approval for issuing State debt, the proceeds of which would be used to acquire the Mountain View Correctional Facility and the Pamlico Correctional Facility (the “Facilities”), owned by a subsidiary of Correctional Properties Trust, and leased to the State.

These Facilities were purchased in 2001 from an unrelated third party, subject to existing leases on each property. As previously disclosed, each of the leases contained an option under which the State may acquire the Facilities for a predetermined purchase price, which declines each year. The options may be exercised annually beginning in 2004. The options provide for the acquisition of the Pamlico Correctional Facility beginning in August 2004 for approximately $25.2 million, and the Mountain View Correctional Facility beginning in December 2004, for approximately $26.2 million. The State is required to notify the Company in writing of its intent to exercise the option to acquire the respective Facility. While such notice has not been received for either Facility, the State has indicated their intent to provide this notice.

On an annualized basis, each of the Facilities currently contributes approximately 3.5¢ in net income per diluted share. If the State exercises both options in 2004, depending on timing and other variables, the Company would expect to recognize a combined gain on the sale of the Facilities of approximately $5 million for financial reporting purposes. The net proceeds of a sale of one or both of the Facilities are required to be used to redeem the taxable mortgage revenue bonds (the “Bonds”) at par, which were issued in 2001 to finance the Facilities. If the State acquires both Facilities in 2004, the Company expects to have excess sales proceeds of approximately $2 million, following the redemption of all the Bonds.

Correctional Properties Trust, based in Palm Beach Gardens, Florida, was formed in February 1998, to capitalize on the growing trend toward privatization in the corrections industry. Correctional Properties Trust is dedicated to ownership of correctional facilities under long-term, triple-net leases, which minimizes occupancy risk and development risk.

Correctional Properties Trust currently owns 14 correctional facilities in ten states, all of which are leased, with an aggregate initial design capacity of 8,008 beds.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that the Company files from time to time with the Securities and Exchange Commission. Such filings include, without limitation, the Company’s Form 10-K, Forms 10-Q, Registration Statements on Form S-11 and S-3, and Form 8-K

CONTACT: Correctional Properties Trust Shareholder Services (561) 630-6336, or access Company information at http://www.CorrectionalPropertiesTrust.com